SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*




                               SERVOTRONICS, INC.
            ------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.20
            ------------------------------------------------------
                         (Title of Class of Securities)

                                  81773232 10 0
            ------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
            ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ X   ]  Rule 13d-1(b)
              [     ]  Rule 13d-1(c)
              [     ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                               Page 1 of 5 Pages

-------------------------                                     ------------------
CUSIP NO. 81773232 10 0              13G                       Page 2 of 5 Pages
-------------------------                                     ------------------


------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Servotronics, Inc. Employee Stock Ownership Trust
             (I.R.S. Id. No.:  16-1252558)
------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                             (a)
             -------------------------------------------------------------------

             -------------------------------------------------------------------
                             (b)
             -------------------------------------------------------------------

             -------------------------------------------------------------------

------------ -------------------------------------------------------------------

     3       SEC USE ONLY

------------ -------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
------------ -------------------------------------------------------------------
               5     SOLE VOTING POWER

                          470,602.54
             -------------------------------------------------------------------
  NUMBER
    OF         6     SHARED VOTING POWER
  SHARES     -------------------------------------------------------------------
BENEFICIALLY
   OWNED       7     SOLE DISPOSITIVE POWER
    BY                       849,323
   EACH      -------------------------------------------------------------------
 REPORTING
  PERSON       8     SHARED DISPOSITIVE POWER
   WITH

------------ -------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               849,323
------------ -------------------------------------------------------------------

    10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------ -------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               36%
------------ -------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

                               EP
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 5 Pages

                                AMENDMENT NO. 14
                                       TO
                                  SCHEDULE 13G

                               SERVOTRONICS, INC.
                               ------------------


Item 1(a)         Name of Issuer:
                  --------------

                  Servotronics, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  1110 Maple Street, Elma, New York 14059

Item 2(a)         Name of Person Filing:
                  ---------------------

                  Servotronics, Inc. Employee Stock Ownership Trust (the "ESOT")

Item 2(b)         Address of Principal Business Office:
                  ------------------------------------

                  1110 Maple Street, Elma, New York 14059

Item 2(c)         Citizenship:
                  -----------

                  The ESOT is a trust organized in the State of New York.

Item 2(d)         Title of Class of Securities:
                  ----------------------------

                  Common Stock, $.20 par value

Item 2(e)         CUSIP Number:
                  ------------

                  81773232 10 0

Item 3            This Statement is Filed Pursuant to Rule 13d-1(b) by an:
                  -------------------------------------------------------

                  (f)[x] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).


                               Page 3 of 5 Pages

Item 4            Ownership (as of December 31, 2002:
                  ----------------------------------

                  (a)     Amount Beneficially Owned:
                          -------------------------

                                    849,323

                  (b)     Percent of Class:
                          ----------------

                                    36%

                  (c) The ESOT has sole dispositive power with respect to approximately 849,323 shares and sole voting power with respect to approximately 470,602.54 shares.


Item 5            Ownership of Five Percent or Less of a Class:
                  --------------------------------------------

                  Not applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person:
                  -------

                  Not applicable.

Item 7            Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company or Control Person:
                  ---------------------------------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                  Not applicable.

Item 9            Notice of Dissolution of Group:
                  ------------------------------

                  Not applicable.

Item 10           Certification:
                  -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:   February 7, 2003.

                                            SERVOTRONICS, INC. EMPLOYEE STOCK
                                              OWNERSHIP TRUST


                                             By:   /s/ Lee D. Burns, Trustee
                                             -------------------------------
                                                       Lee D. Burns, a Trustee







                               Page 5 of 5 Pages